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                                                                    Exhibit 99.1

[ELEVON LOGO]


FOR IMMEDIATE RELEASE


FOR ADDITIONAL INFORMATION CONTACT:


Erin Kirk
Elevon
415/243.2865
erin.kirk@elevon.cc


                     ELEVON STOCKHOLDERS APPROVE NAME CHANGE


               SAN FRANCISCO, CALIF., - MAY 24, 2002 -- Elevon, Inc. (OTCBB:
WALK), a leading provider of advanced business solutions in the areas of collaborative commerce and knowledge management, today announced that its stockholders have approved a change in the Company's name from Walker Interactive Systems, Inc. to Elevon, Inc. Although there are legal filings that need to take place, as of today the Company is now Elevon. At present, the Company's shares will continue to be traded on the OTC Bulletin Board under the symbol "WALK."

               In February, Walker Interactive Systems, Inc. announced it was now doing business as Elevon, Inc. This name change came about as a response to several changes in the way the Company was conducting business. Over the past few years, Walker had made significant changes with regard to the set of products and services it was delivering to the marketplace in order to meet the growing customer and market demand for more collaborative business solutions using a more open environment.

               Although the Company has made these changes to its business over the past several years, and has been selling products and services that are fundamentally different from those of the past, the perception of the Company in the market continued to be that of only a mainframe financial software company. Research revealed that this perception was linked to the Walker brand. While the Walker brand continues to carry with it a very positive perception in the



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marketplace, it is not the correct perception with regard to the collaborative business solutions and technologies the company is delivering today.

               In addition to undergoing significant changes to its overall business, last year the Company acquired the Intellectual Property of QSP Group PLC. This recent acquisition is significant because it enables Elevon to not only expand on its offering for collaborative commerce business solutions but it also allows Elevon to offer these solutions on a greater range of hardware platforms.

               After considering all the changes to the organization in the last few years, the decision was made to change the brand to Elevon. The Elevon brand is a better reflection of the Company's place in today's market as a leading provider of the most innovative solutions for collaborative commerce and knowledge management through the most open, advanced technologies available today.

               "We are pleased to announce that the stockholders today approved the change of the Company's name to Elevon. Changing the company name to Elevon better reflects our commitment to our customers and to our strategy for providing advanced business solutions for elevating collaboration beyond the four walls of the enterprise," said Frank Richardson, chief executive officer of Elevon. "We are proud of what we have accomplished throughout the history of the Company, and now look forward to continuing our promise to deliver on our strategy for helping our customers elevate their business with Elevon's advanced business solutions and technologies."

ABOUT ELEVON

Elevon, Inc. (OTCBB: WALK), headquartered in San Francisco, is a leading provider of advanced business solutions in the areas of collaborative commerce and knowledge management. Over the last three years, Walker Interactive Systems, Inc., now doing business as Elevon, Inc., has been extremely successful providing e-business solutions to Global 2000 organizations. After working extensively with these leading organizations, Elevon has identified the need to deliver collaborative solutions that extend beyond the four walls of the enterprise. Elevon calls this Collaborative Synergies. Elevon is elevating collaborative commerce to the next level and



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elevating your company's performance. More information about Elevon is available at http://www.elevon.cc or 1-877-COLLABORATE.

(C)2002 Elevon, Inc. All Rights Reserved. Elevon, Elevon Active Financial Planning, and Collaborative Synergies are trademarks of Elevon, Inc. All other brand and product names are trademarks of their respective owners.

This news release contains forward-looking statements. Actual results may differ materially from any forward-looking statements contained in this news release due to a number of factors that could materially and adversely affect the Company's business, financial condition, operating results and stock price. These factors are discussed in the company's most recent Annual Report to Stockholders, which includes the most recent Annual Report on Form 10-K, and in the company's quarterly 10-Q reports. The information contained in such discussions should be considered in evaluating the Company's prospects and future financial performance.